UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2005

Date of Report (Date of earliest event reported)

SIEBEL SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20725	94-3187233
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, CA   94404
(Address of Principal Executive Offices, Including Zip Code)

(650) 477-5000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Performance Stock Plan

On January 5, 2005, the Compensation Committee of the Board of Directors of Siebel Systems, Inc. (the "Company") established the Performance Stock Plan (the "Performance Stock Plan"). Under the Performance Stock Plan, the Company's directors, executive officers and select other Company employees may be granted restricted stock or restricted stock units under the Company's 1996 Equity Incentive Plan and 1998 Equity Incentive Plan, each as amended. These grants are intended to attract, motivate and retain the Company's directors, executive officers and select other Company employees.

The number of shares of the Company's common stock covered by the grant will be determined for each participant by the Compensation Committee based on several factors, including recommendations from management, consideration of industry standards, and the role and performance of each participant. The shares covered by the grant will vest on the fourth anniversary of the grant date; provided, however, that the vesting of up to all of the shares covered by the grant will accelerate if the Company achieves certain objective financial performance goals (e.g., targets based on revenue and operating margin) in the year of and the year following the date of grant, as determined by management and approved by the Compensation Committee. For each objective, half of any shares that are accelerated will vest on January 31 of the year in which the Board of Directors or Compensation Committee determines that an objective has been met. The remaining half will vest on January 31 of the following year. The Company's Board of Directors and Compensation Committee reserve the right to modify the goals at any time.

Additional detail relating to the performance goals and vesting terms is set forth in the Performance Stock Plan, a copy of which is filed with this report as Exhibit 10.1. The foregoing descriptions are subject to, and qualified in their entirety by, the Performance Stock Plan.

A similar performance-based plan through which stock options, rather than stock, will be issued has been adopted for employees not covered by the Performance Stock Plan.

2005 Executive Bonus Plan

On January 5, 2005, the Compensation Committee also established the 2005 Executive Bonus Plan (the "Bonus Plan") to reward the Company's executives and other senior managers for assisting the Company in achieving its operational goals through exemplary performance. Under the Bonus Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which will be determined at the discretion of the Compensation Committee.

Under the plan, the pool for potential cash bonuses may range from 33% to a maximum of 150% of the target amount (to the extent results exceed objectives). The target bonuses for participants in the Bonus Plan will be based on a percentage of base salary and the achievement of a combination of (1) objective Company performance goals, appropriately tailored for Bonus Plan participants, and (2) individual performance criteria.

The objective Company performance goals for each participant will be based on the Company's 2005 revenue, operating margin and customer satisfaction, or on other Company performance goals to be determined by the Compensation Committee. The individual performance criteria for each participant will be based on the evaluation of performance objectives, demonstration of the Company's core values and exceptional leadership, or on other criteria to be determined by the Compensation Committee.

The Company's Board of Directors and the Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the executive officers even if the performance goals are not met.

The Bonus Plan is filed with this report as Exhibit 10.2. The foregoing descriptions are subject to, and qualified in their entirety by, the Bonus Plan.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits. The following exhibits are filed herewith:

Number	Description
10.1	Siebel Systems, Inc. Performance Stock Plan.
10.2	Siebel Systems, Inc. 2005 Executive Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBEL SYSTEMS, INC.

(Registrant)

Dated: January 11, 2005

By:	/s/ Kenneth A. Goldman

Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer